EXHIBIT 10.57

CREDIT AGREEMENT

Dated as of October 13, 2006

among

POWERWAVE TECHNOLOGIES, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Documentation Agent and a L/C Issuer

COMERICA BANK,

as Administrative Agent, Syndication Agent and a L/C Issuer

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

and

COMERICA BANK

as Lead Arrangers and Book Managers

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES	43

5.01 Existence, Qualification and Power; Compliance with Laws	43
5.02 Authorization; No Contravention	44
5.03 Governmental Authorization; Other Consents	44
5.04 Binding Effect	44
5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event	44
5.06 Litigation	45
5.07 No Default	45
5.08 Ownership of Property; Liens	45
5.09 Environmental Compliance	45
5.10 Insurance	46
5.11 Taxes	46
5.12 ERISA Compliance	46
5.13 Subsidiaries	46
5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act	46
5.15 Disclosure	47
5.16 Compliance with Laws	47
5.17 Intellectual Property; Licenses, Etc	47
5.18 Rights in Collateral; Priority of Liens	47
5.19 Representations as to Foreign Obligors	47

ARTICLE VI. AFFIRMATIVE COVENANTS	48

6.01 Financial Statements	48
6.02 Certificates; Other Information	49
6.03 Notices	50
6.04 Payment of Obligations	51
6.05 Preservation of Existence, Etc	51
6.06 Maintenance of Properties	51
6.07 Maintenance of Insurance	51
6.08 Compliance with Laws	51
6.09 Books and Records	51
6.10 Inspection Rights	52
6.11 Use of Proceeds	52
6.12 Financial Covenants	52
6.13 Additional Guarantors	52
6.14 Collateral Records	53
6.15 Security Interests	53
6.16 Approvals and Authorizations	53

ARTICLE VII. NEGATIVE COVENANTS	54

7.01 Liens	54
7.02 Investments	55
7.03 Indebtedness	57
7.04 Fundamental Changes	58
7.05 Dispositions	58
7.06 Restricted Payments	59
7.07 Change in Nature of Business	59
7.08 Transactions with Affiliates	59
7.09 Burdensome Agreements	59
7.10 Use of Proceeds	59

ii

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	60

8.01 Events of Default	60
8.02 Remedies Upon Event of Default	61
8.03 Application of Funds	62

ARTICLE IX. ADMINISTRATIVE AGENT	63

9.01 Appointment and Authorization of Administrative Agent	63
9.02 Rights as a Lender	63
9.03 Exculpatory Provisions	63
9.04 Reliance by Administrative Agent	64
9.05 Delegation of Duties	64
9.06 Resignation of Agent	64
9.07 Non-Reliance on Agent and Other Lenders	65
9.08 No Other Duties, Etc	65
9.09 Administrative Agent May File Proofs of Claim	65
9.10 Guaranty Matters	66
9.11 Collateral Matters	66

ARTICLE X. MISCELLANEOUS	67

10.01 Amendments, Etc	67
10.02 Notices; Effectiveness; Electronic Communications	68
10.03 No Waiver; Cumulative Remedies	70
10.04 Expenses; Indemnity; Damage Waiver; Syndication	70
10.05 Payments Set Aside	71
10.06 Successors and Assigns	72
10.07 Treatment of Certain Information; Confidentiality	74
10.08 Right of Setoff	75
10.09 Interest Rate Limitation	75
10.10 Counterparts; Integration; Effectiveness	76
10.11 Survival of Representations and Warranties	76
10.12 Severability	76
10.13 Replacement of Lenders	76
10.14 Governing Law; Jurisdiction; Etc	77
10.15 Waiver of Right to Trial by Jury	78
10.16 Judicial Reference Provision	78
10.17 USA PATRIOT Act Notice	79
10.18 Time of the Essence	79
10.19 Judgment Currency	79
10.20 Entire Agreement	80

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of October 13, 2006, among POWERWAVE TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Documentation Agent and a L/C Issuer, and COMERICA BANK, as Administrative Agent, Syndication Agent and a L/C Issuer.

Borrower has requested that Lenders provide a revolving credit facility, and Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” or “Agent” means Comerica Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as Administrative Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen, Swedish Krona and each other currency (other than Dollars) that is approved in accordance with Section 1.09.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent or L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $20,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Leverage Ratio	Eurodollar Rate	L/C Fee	Base Rate	Facility Fee
1	< 0.75:1	1.125%	1.125%	0.0%	0.25%
2	≥ 0.75:1 but < 1.25:1	1.375%	1.375%	0.0%	0.25%
3	≥ 1.25:1	1.625%	1.625%	0.0%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Financial Covenant shall become effective as of the 5th Business Day following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the 5th Business Day following the date such Compliance Certificate was required to have been delivered until such time as the overdue Compliance Certificate is delivered or a subsequent Compliance Certificate is delivered, whichever is earlier.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent or L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended January 1, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Comerica Bank as its “prime rate.” The “prime rate” is a rate set by Comerica Bank based upon various factors including Comerica Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Comerica Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities; or

(c) Borrower shall at any time, legally or beneficially, own less than 51% of the capital ownership of any Guarantor determined on a fully diluted basis.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations each in form and substance reasonably satisfactory to Agent.

“Comerica Bank” means Comerica Bank and its successors.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agent” means Bank of America, in its capacity as documentation agent under any of the Loan Documents, or any successor documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means the total of the following, each calculated without duplication on a consolidated basis for Borrower and its Subsidiaries: net income, less income or plus loss from discontinued operations and non-cash extraordinary items (including, without limitation, IPRD charges), plus income taxes, plus interest expense, plus depreciation and amortization.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Agent and L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to Borrower without the imposition of any Taxes or additional Taxes, as the case may be.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Comerica Bank and with a term equivalent to such Interest Period would be offered by Comerica Bank’s Grand Cayman Island Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate. Eurodollar Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Existing Cash Collateralized Letters of Credit” means those certain letters of credit outstanding on the Closing Date which are fully cash collateralized pursuant to documentation in form and substance satisfactory to Agent and are expressly identified on Schedule 2.03(A); provided that the aggregate outstanding amount of all such Existing Cash Collateralized Letters of Credit shall not exceed $3,000,000.

“Existing Letters of Credit” means those certain letters of credit outstanding as of the Closing Date and expressly identified on Schedule 2.03(B).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Comerica Bank on such day on such transactions as determined by Agent.

“Fee Letter” means, the fee letter agreement, dated as of the Closing Date, by and among the Administrative Agent, the Documentation Agent and the Borrower.

“Fixed Charge Coverage Ratio” means, as of any date of determination, and calculated on a consolidated basis for Borrower and its Subsidiaries, the ratio of (a) EBITDA to (b) the sum of interest expense (net of interest income) plus net lease expense and net rental expense plus cash taxes paid plus capital expenditures plus dividends, withdrawals and other distributions, in each case, for the preceding four fiscal quarter period ended as of such date of determination.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, Powerwave Wireless, Inc, a Delaware corporation, and each other Person party or subject to the Guaranty.

“Guaranty” means the Guaranty made by the Guarantors in favor of Administrative Agent for the benefit of Lenders, substantially in the form attached hereto as Exhibit E and satisfactory to Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock, Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means either Bank of America or Comerica Bank, as the case may be, in such Person’s capacity as an issuer of one or more Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. As used herein, with respect to any particular Letter of Credit issued hereunder, the term L/C Issuer shall mean a reference to the applicable L/C Issuer with respect to each such Letter of Credit.

“L/C Latest Date” means the day that is one year after the Maturity Date then in effect.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $10,000,000. The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” has the meaning specified in Section 3.01(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include, without limitation, the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Leverage Ratio” means as of any date of determination, and calculated on a consolidated basis for Borrower and its Subsidiaries, the ratio of (a) Senior Debt as of such date of determination to (b) EBITDA for the four fiscal quarters ended as of such date of determination.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document , each Collateral Document, the Fee Letter, and the Guaranty.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent, L/C Issuer, or any Lender) executing a Loan Document, including, without limitation, each Guarantor and each Person executing and/or subject to a Collateral Document.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means, collectively, each Guarantor and any other Domestic Subsidiary whose revenues constitute, directly or indirectly, ten percent (10%) or more of the aggregate revenues of Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarters then ended as of any date of determination; provided, however, that with respect to any Domestic Subsidiary acquired within the four fiscal quarters then ended, its revenues shall be calculated on an annualized basis for the period beginning on the date of its acquisition and ending on such date of determination.

“Material Foreign Subsidiary” means, collectively, Swedish Subsidiary and each other Foreign Subsidiary whose revenues constitute, directly or indirectly, ten percent (10%) or more of the aggregate revenues of Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarters then ended as of any date of determination; provided, however, that with respect to any Foreign Subsidiary acquired within the four fiscal quarters then ended, its revenues shall be calculated on an annualized basis for the period beginning on the date of its acquisition and ending on such date of determination.

“Material Subsidiary” means, collectively, each Material Domestic Subsidiary and each Material Foreign Subsidiary.

“Maturity Date” means June 1, 2008, subject to extension in accordance with Section 2.14.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the sale, transfer or other disposition by Borrower or any Subsidiary of any asset, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such transaction thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by Borrower or any Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and

(b) with respect to the sale, transfer, issuance or other disposition by Borrower or any Subsidiary of any of its Equity Interests, or the receipt of any additional capital contribution in respect of any existing Equity Interest, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions (if any), and other out-of-pocket expenses, incurred by Borrower or any Subsidiary in connection with such transaction.

(c) with respect to the issuance by Borrower or any Subsidiary of any Indebtedness, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions (if any), and other out-of-pocket expenses, incurred by Borrower or any Subsidiary in connection with such transaction.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Swap Contract, cash management services agreement and foreign exchange agreements, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or L/C Issuer shall determine or the Required Lenders shall require.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Debt” means, with respect to Borrower and its consolidated Subsidiaries and as of any date of determination, the aggregate principal amount of all Indebtedness of Borrower and its consolidated Subsidiaries outstanding less Subordinated Liabilities.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or L/C Issuer if the

Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Liabilities” means, with respect to Borrower and its consolidated Subsidiaries and as of any date of determination, (a) the Indebtedness outstanding on the date hereof and described in and expressly identified as “Subordinated Liabilities” on Schedule 7.03 (provided that all refinancings, refundings, renewals and extensions thereof are subject to the terms of Section 7.03(b)), and (b) other Indebtedness subordinated to the payment and performance of the Obligations in a manner, and on terms, approved of by Agent (in its reasonable discretion) in writing. If Agent fails to respond to a request for approval of any Subordinated Liabilities within ten days after such request, then Agent’s approval shall be considered withheld. Without limiting the generality of the foregoing or the other provisions of this Agreement and the other Loan Documents, with respect to the Subordinated Liabilities identified on Schedule 7.03, the Obligations are hereby expressly identified as “designated senior indebtedness” for purposes of the indenture and other documents related to and/or evidencing such Subordinated Liabilities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Subsidiary” means Powerwave Technologies Sweden AB, a wholly owned Subsidiary of LGP Allgon Holdings AB and indirect Foreign Subsidiary of Borrower.

“Syndication Agent” means Comerica Bank, in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means all monetary obligations of a Person under any agreement for the use or possession of property creating obligations which are considered Indebtedness for borrowed money for United States income tax purposes, but are classified as an operating lease under GAAP (including, without limitation, all monetary obligations under any so-called synthetic, off-balance sheet or tax retention lease).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means all cash and cash equivalents as listed on Borrower’s balance sheet.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of

Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.08 Exchange Rates; Currency Equivalents. (a) Administrative Agent or L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurodollar Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the applicable L/C Issuer, as the case may be.

1.09 Additional Alternative Currencies. (a) Borrower may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of Administrative Agent and L/C Issuer (which such approval, so long as no Event of Default exists, shall not be unreasonably withheld).

(b) Any such request shall be made to Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by Administrative Agent and, in the case of any such request pertaining to Letters of Credit, L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, Administrative Agent shall promptly notify L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or L/C Issuer, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If Administrative Agent and all the Lenders consent to making Eurodollar Rate Loans in such requested currency, Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurodollar Rate Loans; and if Administrative Agent and L/C Issuer consent to the issuance of Letters of Credit in such requested currency, Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, Administrative Agent shall promptly so notify Borrower.

1.10 Change of Currency. (a) Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (a) the Total Outstandings shall not exceed the Aggregate Commitments, (b) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (c) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans. (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or of any conversion of Eurodollar Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be borrowed. If Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Agent in immediately available funds at Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Comerica Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Committed Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the L/C Latest Date, unless all the Lenders have approved such expiry date.

(iii) L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;

(C) except as otherwise agreed to by L/C Issuer in its discretion, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate L/C Issuer’s risk with respect to such Lender; or

(G) unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) L/C Issuer shall not amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by L/C Issuer (with a copy to Agent) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 11:00 a.m. at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such later date and time as L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Agent may require.

(ii) Promptly after receipt of any L/C Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, L/C Issuer will provide Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse L/C Issuer in such Alternative Currency, unless (A) L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified L/C Issuer promptly following receipt of the notice of drawing that Borrower will reimburse L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, L/C Issuer shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Agent in an amount equal to the amount of such drawing and in the applicable currency. If Borrower fails to so reimburse L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount. Agent shall remit the funds so received to L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC/ Issuer in connection with the foregoing. A certificate of L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Agent (or L/C Issuer, through Agent), plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of L/C Issuer or Agent, (A) if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) L/C Issuer or Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request and require that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iii) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. As used herein, “Cash Collateralize” means to pledge and deposit with or deliver to Agent or L/C Issuer, for the benefit of L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and L/C Issuer (which documents are hereby consented to by Lenders) and “Cash Collateral” means such collateral. Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued (including, without limitation, any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) L/C Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a L/C fee (the “L/C Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be (a) computed on a quarterly basis in arrears and (b) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account, in Dollars, a fronting fee at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each June and December, in respect of the most recently ended six-month period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 [Intentionally Deleted]

2.05 Prepayments.

(a) Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurodollar Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans denominated in Dollars shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurodollar Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof, and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(c) If for any reason the Outstanding Amount of all Loans denominated in Alternative Currencies at any time exceeds the Alternative Currency Sublimit then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations (as applicable) in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments.

(a) Borrower may, upon notice to Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit or the L/C Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the L/C Sublimit unless specified by Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b) Upon the sale, transfer or other disposition by Borrower or any Subsidiary of any asset, the Aggregate Commitments shall be reduced by an amount equal to one hundred percent (100%) of the Net

Cash Proceeds of such sale, transfer or other disposition; provided, however, that if no Default or Event of Default exists, and no Default or Event of Default will exist as a result of any such sale, transfer or disposition, the Aggregate Commitments shall not be reduced to the extent that the Net Cash Proceeds from all such sales, transfers and other dispositions do not in the aggregate exceed $50,000,000 during the period commencing with the Closing Date and ending with the Maturity Date.

(c) Upon the sale, transfer, issuance or other disposition by Borrower or any Subsidiary of any of its Equity Interests, or the receipt of any additional capital contribution in respect of any existing Equity Interest, the Aggregate Commitments shall be reduced by an amount equal to fifty percent (50%) of the Net Cash Proceeds of such sale, transfer, issuance or other disposition (or additional capital contribution).

(d) Upon the issuance by Borrower or any Subsidiary of any Indebtedness (other than the issuance of Indebtedness permitted by Section 7.03), the Aggregate Commitments shall be reduced by an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance.

2.07 Repayment of Loans. Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists, Borrower shall pay interest, and such interest shall accrue, on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided, however, that if any such Event of Default arises solely pursuant to Sections 8.01(c), (d), (e), (h), (i), (j), (k) or (l), then the application of the Default Rate in such case may be relieved and/or forgiven upon the written consent of the Required Lenders.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Upfront Fee; Other Fees. On the Closing Date, Borrower shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages, an upfront fee pursuant to the terms of the Fee Letter. Further, Borrower shall pay any and all other fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Comerica Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agent’s Clawback. (a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by Agent on the dates specified herein. Without limiting the generality of the foregoing, Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent (i) after 12:00 noon, in the case of payments in Dollars, or (ii) after the Applicable Time specified by Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to Agent such Lender’s share of such Committed Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or L/C Issuer hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders or L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or to make its payment under Section 10.04(c):

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Extension of Maturity Date.

(a) Requests for Extension. Borrower may, by notice to Agent (who shall promptly notify Lenders) not earlier than 90 days and not later than 75 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional one year from the Existing Maturity Date.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to Agent given not later than the date (the “Notice Date”) that is 55 days prior to the Existing Maturity Date, advise Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Agent. Agent shall notify Borrower of each Lender’s determination under this Section no later than the date 50 days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Minimum Extension Requirement. If (and only if) all Lenders agree to so extend their Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

(e) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension or after giving effect thereto; and

(ii) the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

2.15 Increase in Commitments.

(a) Request for Increase. Provided that no Default or Event of Default shall have occurred and be continuing on the date thereof or after giving effect to any such requested increase, upon notice to Agent (which shall promptly notify the Lenders), Borrower may on a one-time basis request an increase in the Aggregate Commitments by an amount not exceeding $25,000,000; provided that (i) such request for an increase shall be in a minimum amount of $10,000,000, and (ii) such request must be made by Borrower not later than 75 days prior to the date which is 12 months after the Closing Date.

(b) Lender Elections to Increase. At the time of sending such notice, Borrower (in consultation with Agent) shall specify the time period within which the Lenders are requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender, acting in its sole and individual discretion, shall notify Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Agent. Agent shall notify Borrower and each Lender of the Lenders’ responses to any request made hereunder.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching resolutions or similar corporate action adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (B) no Default or Event of Default shall have occurred and be continuing on and as of the Increase Effective Date or after giving effect thereto. Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including, without limitation, any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent, Lender or L/C Issuer (each a “Lender Party”), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii)

Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided further, that upon the demand of Borrower, a Lender Party claiming additional amounts under this Section 3.01(a) shall agree to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, cause such Lender Party or its lending office to suffer any economic, legal or regulatory material disadvantage or otherwise be materially disadvantageous to such Lender Party.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify each Lender Party within 21 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by any such Lender Party, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Status of Lenders.

(i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Borrower and Agent (and, in the case of a Participant, also to the Lender from which the related participation shall have been purchased), concurrent with or prior to the receipt of any payment subject to withholding under the Code, two duly signed, completed originals of either Code form W-8BEN or form W-8ECI or any successor thereto or such other evidence satisfactory to Borrower and Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including, without limitation, any exemption pursuant to Section 871(h) or 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Borrower and Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current U.S. laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Agent of any available exemption from or reduction of, U.S. withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement and (B) promptly notify Borrower and Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax and (B) two duly signed completed originals of Code form W-8IMY (or any successor thereto), together with any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) For any period with respect to which a Foreign Lender has failed to failed to satisfy the foregoing provisions of this Section 3.01(e), Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01(a); provided that if such Lender shall have satisfied the requirement of this Section 3.01(e) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01(e) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 3.01(a) in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled or obligated to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Agent two duly signed completed originals of Code form W-9.

(f) Treatment of Certain Refunds. If a Lender Party determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of any Lender Party, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to a Governmental Authority. This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or, in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such

Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurodollar Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(iii) cause the Mandatory Cost (as calculated hereunder) to not, or if for any other reason the Mandatory Cost (as calculated hereunder) does not, represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or

(iv) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, Borrower will pay to such

Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Within 10 days after (or, if any Event of Default exists, upon) demand by any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any failure by Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation Obligations. If any Lender requests compensation under Section 3.04 or for any Mandatory Costs or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04 or for any Mandatory Costs, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then Borrower may replace that Lender in accordance with Section 10.13.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i) executed counterparts of this Agreement, all Collateral Documents and the Guaranty, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of January 1, 2006, and the related consolidated and consolidating statements of income and consolidated statement of cash flows, in each case for Borrower and its Subsidiaries for the 12 months then ended, certified by the chief financial officer of Borrower, which fairly present the consolidated and consolidating (as applicable) financial condition of Borrower and its Subsidiaries as of such date and the consolidated and consolidating results of operations of Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;

(vii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x) a duly completed Compliance Certificate for the fiscal quarter of Borrower ended July 2, 2006, signed by a Responsible Officer of Borrower; and

(xi) such other assurances, certificates, documents, consents or opinions as Agent, L/C Issuer, or the Required Lenders reasonably may require, including, without limitation, any and all agreements, documents and instruments relating to and/or evidencing Subordinated Liabilities, in each case in form and substance satisfactory to Agent in its sole discretion.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

(d) The Closing Date shall have occurred on or before October 13, 2006.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent and, if applicable, L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Except as otherwise expressly provided in Section 5.19 with respect to Foreign Obligors, Borrower represents and warrants to Agent and the Lenders that the following representations and warranties are and will be true and correct on and as of the Closing Date, on and as of the date of each Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), and on and as of each other date on which any or all of such representations and warranties, as applicable, are required to be made, endorsed, restated and/or true and correct in accordance with this Agreement or any other Loan Document:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Material Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or any of the material properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Material Subsidiary is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to be so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing (other than a Form 8-K) with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles relating to enforceability, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries dated July 2, 2006, and the related consolidated and consolidating statements of income or operations and shareholders’ equity and consolidated statement of cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) To Borrower’s knowledge, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

(e) The consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at July 2, 2006, and the related consolidated and consolidating statements of income and consolidated statement of cash flows, in each case for Borrower and its Subsidiaries for the six months then ended, certified by the chief financial officer of Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated and consolidating (as applicable) financial condition of Borrower and its Subsidiaries as at such date and the consolidated and consolidating results of operations of Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(f) The consolidated and consolidating balance sheet and statements of income and consolidated statement of cash flows, in each case for Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial performance, believed to be reasonable.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Material Subsidiary, of the matters described on Schedule 5.06 that could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11 Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or, to Borrower’s knowledge, orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without any material conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed on Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties other than Liens expressly permitted by Section 7.01. Upon the proper filing of UCC financing statements, and the taking of the other actions required by the UCC, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Agent, for the ratable benefit of Agent and Lenders.

5.19 Representations as to Foreign Obligors. Each of Borrower and each Foreign Obligor represents and warrants to Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to Agent, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations and shareholders’ equity and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii), with respect to the consolidating statements, a certification by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries and (iii) an attestation report of such independent certified accounting firm as to Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Required Lenders do not reasonably object; and

(b) as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and shareholders’ equity and consolidated statement of cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries.

(c) as soon as available, but in any event within 45 days after the end of each fiscal year of Borrower, financial projections prepared by management of Borrower, in form reasonably satisfactory to Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

6.02 Certificates; Other Information. Deliver to Agent, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; provided, however, that Borrower shall only be required to deliver to Agent copies of compliance certificates relating to Indebtedness listed on Schedule 7.03 upon written request thereof by Agent;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request; and

(g) promptly, and in any event prior to the making of any Credit Extension other than the initial Credit Extension, all such assurances, certificates or documents related to any such Credit Extension as Agent and the Required Lenders may reasonably require by written notice delivered to Borrower prior to the making of any such Credit Extension.

Borrower hereby acknowledges that (a) at any time when Comerica Bank and Bank of America are not the only Lenders and Bank of America is not the sole L/C Issuer, Agent will make available to Lenders and L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”); provided, that in no event shall financial projections be posted on the Platform. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive or proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

6.03 Notices. Promptly notify Agent and each Lender upon its obtaining knowledge:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

(e) of the occurrence of any Internal Control Event.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge (a) all Obligations, as and when due and payable, and (b) prior to delinquency, all other of its obligations and liabilities, including, without limitation, (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all other Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, that with respect to this clause (b), an Event of Default shall not exist as a result of any violation of this clause (b) unless and until the amount of all such obligations and liabilities unpaid and/or delinquent exceeds $50,000 in the aggregate at any time outstanding.

6.05 Preservation of Existence, Etc. Except as listed on Schedule 6.05, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to Borrower; provided, however, that Agent and Lenders shall not exercise such rights more than one time in any fiscal year of Borrower unless an Event of Default exists, in which case Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, to finance acquisitions and for other general corporate purposes, in each case not in contravention of any Law or of any Loan Document.

6.12 Financial Covenants.

(a) Leverage Ratio. Maintain on a consolidated basis for Borrower and its Subsidiaries a Leverage Ratio not exceeding 1.75:1.00. This ratio will be calculated at the end of each fiscal quarter of Borrower. For the purpose of calculating the Leverage Ratio, the following shall not constitute Indebtedness: (i) the obligations of Borrower described in and permitted by Section 7.03(i) and (ii) the permitted outstanding amount of Existing Cash Collateralized Letters of Credit.

(b) Fixed Charge Coverage Ratio. Maintain on a consolidated basis for Borrower and its Subsidiaries a Fixed Charge Coverage Ratio of at least 1.50:1.00. This ratio will be calculated at the end of each fiscal quarter of Borrower.

(c) Unrestricted Cash. As of the last day of the fiscal quarter of Borrower ending October 1, 2006, as of the last day of the fiscal quarter of Borrower ending December 31, 2006, and at all times thereafter, maintain immediately available Unrestricted Cash of not less than $25,000,000 in the aggregate, all such funds to be denominated in Dollars held and maintained in accounts within the United States and subject to no Liens other than those granted to Agent pursuant to the Loan Documents.

6.13 Additional Guarantors. Notify Agent at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days) (a) cause each such Person which is a Material Domestic Subsidiary to (i) become a Guarantor by executing and delivering to Agent a counterpart of the Guaranty or such other document as Agent shall deem appropriate for such purpose, (ii) subject its properties and assets which are of the same or similar type to Borrower’s Collateral (to be determined by Agent) to first, priority Liens in favor of Agent for the benefit of the Lenders pursuant to documentation as Agent shall deem appropriate for such purpose, and (iii) deliver to Agent documents of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a)(i) and (a)(ii) above), all in form, content and scope reasonably satisfactory to Agent, and (b) (i) subject at least sixty-five percent (65%) of the Equity Interests of each such Person which is a Material Foreign Subsidiary to a first, priority Lien in favor of Agent for the benefit of the Lenders pursuant to documentation as Agent shall deem appropriate for such purpose, and (ii) deliver to Agent documents of the types referred to in clauses (iii), (iv) and (v) of

Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (b)(i) above), all in form, content and scope reasonably satisfactory to Agent. Without limiting the generality of the foregoing, in the event that the aggregate revenues of Borrower, all Guarantors and all Material Foreign Subsidiaries which have satisfied the requirements of this Section 6.13, collectively, are less than eighty percent (80%) of the aggregate revenues of Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarters then ended as of any date of determination (provided, that, with respect to any Subsidiary acquired within the four fiscal quarters then ended, its revenues shall be calculated on an annualized basis for the period beginning on the date of its acquisition and ending on such date of determination), Borrower shall promptly cause one or more of its other Subsidiaries (or owners of the Equity Interests of such Subsidiaries, in the case of Foreign Subsidiaries) to comply with the terms of this Section 6.13 as if such Subsidiaries are Material Subsidiaries until the aggregate revenues of Borrower, all Guarantors (including, without limitation, such additional Subsidiaries) and all Material Foreign Subsidiaries which have satisfied the requirements of this Section 6.13, collectively, are equal to or greater than eighty percent (80%) of the aggregate revenues of Borrower and its Subsidiaries, as calculated as required above.

6.14 Collateral Records. To execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral; provided, however, that Agent shall not require such statements and schedules to be delivered more than one time in any calendar year unless an Event of Default exists, in which case Agent may require any number of such written statements and schedules as Agent may reasonably require from time to time. The failure by Borrower or any other Loan Party, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15 Security Interests. To, and to cause each other Loan Party to, (a) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, except for Liens expressly permitted by Section 7.01, (b) comply with the requirements of all state and federal laws in order to grant to Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code (“UCC”) financing statement with respect to such investment property, and (c) do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Agent’s representatives; keeping stock records; using commercially reasonable efforts to obtain waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral. Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.

6.16 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case to the extent (and only to the extent) expressly required by any provision of this Agreement or any other Loan Document.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, exceptions, reservations, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially burden or impair the fair market value or use of such real property for the purposes for which it is or could reasonably be expected to be held or used;

(h) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially burden or impair the fair market value or use of such real property for the purposes for which it is or could reasonably be expected to be held or used

(i) minor defects and irregularities in title to any real property which, in the aggregate, are not substantial in amount, and which do not in any case materially burden or impair the fair market value or use of such real property for the purposes for which it is or could reasonably be expected to be held or used;

(j) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property which, in the aggregate, are not substantial in amount, and which do not in any case materially burden or impair the fair market value or use of such real property for the purposes for which it is or could reasonably be expected to be held or used;

(k) rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(l) Liens resulting from deposits to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor or otherwise for the payment of Indebtedness) incurred in the ordinary course of business;

(m) Liens in favor of banking institutions arising as a matter of law and encumbering the deposits (including any right of offset or statutory bankers’ lien) maintained by such banking institutions in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such Lien, right of offset or bankers’ lien;

(n) precautionary UCC financing statements not evidencing the grant of a Lien arising in connection with operating leases entered into by Borrower or another Loan Party in the ordinary course of business;

(o) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i); and

(p) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

7.02 Investments. Make any Investments, except:

(a) Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments of Borrower in any wholly-owned Domestic Subsidiary which is a Guarantor and (ii) Investments of any wholly-owned Subsidiary in Borrower or in another wholly-owned Domestic Subsidiary which is a Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Investments consisting of capital stock or other Equity Interests of a Person acquired by Borrower in consideration for Borrower’s capital stock (in an equivalent value), so long as a Change of Control does not occur as a result thereof;

(g) Investments consisting of all of the capital stock or other Equity Interests of a Person acquired by Borrower or a Domestic Subsidiary of Borrower (including, without limitation, pursuant to a merger) and Investments consisting of all or substantially all of the assets of any Person or all or substantially all of the assets of a division of or branch of any Person or any other assets of any Person constituting a business unit (in each case, whether in one transaction or a series of transactions), if, with respect to each such Investment:

(i) No Default or Event of Default exists or would result therefrom;

(ii) The sum of the cash portion of the Purchase Price for the Investment in question plus the aggregate of the cash portion of all Purchase Prices paid for all Investments consummated under the permissions of this clause (g) during the period commencing with the Closing Date and ending with the Maturity Date does not exceed $50,000,000. The term “Purchase Price” means, as of any date of determination and with respect to a proposed Investment, the purchase price paid or to be paid for the Target, including without limitation, the then estimated amount of deferred purchase price obligations and the value of all other assets to be transferred by the purchaser in connection with such Investment to the seller, all valued in accordance with the applicable purchase agreement and the outstanding principal amount of all Indebtedness of the Target or the seller assumed or acquired in connection with such Investment. The term “Target” means a Person who is to be acquired or whose assets are to be acquired or transferred pursuant to an Investment expressly permitted by this clause (g);

(iii) Borrower shall provide to Administrative Agent, prior to the consummation of the Investment, the following: (A) the name of the Target, (B) a description of the nature of the Target’s business; and (C) a certificate signed by a Responsible Officer of Borrower certifying (1) that no Default or Event of Default exists or could reasonably be expected to occur as a result of the proposed Investment, and (2) demonstrating compliance with the limitation set forth in subclause (ii) of this clause (g) and that both as of the date of any such Investment and immediately following such Investment Borrower is and on a pro forma basis projects that it will continue to be, in compliance with the financial covenants of this Agreement;

(iv) The Target is involved in the same general type of business activities as Borrower and its Subsidiaries;

(v) The proposed Investment shall have been approved by the board of directors of the Target (or similar governing body if the Target is not a corporation) and no Person shall have announced that it will oppose the acquisition;

(vi) Borrower and Target shall comply (or cause compliance) with the requirements of Section 6.13 contemporaneously with the consummation of the Investment; and

(vii) If the proposed Investment is an acquisition of the stock or other Equity Interest issued by a Target, the Investment will be structured so that the Target will become a wholly-owned Domestic Subsidiary of Borrower or will be merged with or into Borrower or a Guarantor who is a wholly-owned Domestic Subsidiary of Borrower; provided, however, that so long as no Event of Default exists, if the Target does not constitute a Material Subsidiary then the Investment may be structured so that the Target may be acquired by any Subsidiary of Borrower or merged with or into any Subsidiary of Borrower. If the proposed Investment is an acquisition of assets, the Investment will be structured so that Borrower or a Guarantor who is a wholly-owned Domestic Subsidiary of Borrower shall acquire the assets either directly or through a merger; provided, however, that so long as no Event of Default exists, if the Target does not constitute a Material Subsidiary then the Investment may be structured so that the Target’s assets may be acquired by any Subsidiary of Borrower;

(h) an Investment constituting Borrower’s acquisition of a majority of the Wireless Infrastructure division business from Filtronic plc and Filtronic Comtek (UK) Limited for a purchase price not to exceed $185,000,000 in cash and 17,700,000 shares of Borrower’s common stock, pursuant to and in accordance with the Agreement, dated June 12, 2006, entered into by and among Borrower, Filtronic plc and Filtronic Comtek (UK) Limited, as amended on September 4, 2006, true, correct and complete copies of which have been provided to Administrative Agent and Documentation Agent prior to the Closing Date;

(i) Investments existing on the date hereof and listed on Schedule 7.02; and

(j) during the period commencing with the Closing Date and ending with the Maturity Date, other Investments in an aggregate amount not to exceed $20,000,000.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created and/or existing under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 (including, without limitation, Subordinated Liabilities outstanding on the date hereof and expressly identified and listed on such Schedule) and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(q); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;

(f) unsecured Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(g) Subordinated Liabilities;

(h) Existing Cash Collateralized Letters of Credit; and

(i) obligations (contingent or otherwise) of Borrower to make earn-out payments under that certain Asset Purchase Agreement dated as of March 30, 2006, by and between Borrower and Infrastructure Solutions, LLC; provided that the aggregate amount of all such earn-out payments shall not exceed $11,500,000 during any calendar quarter or $29,500,000 during the period from the Closing Date through and including the Maturity Date.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor or any Material Foreign Subsidiary which has satisfied the requirements of Section 6.13 is merging with another Subsidiary, the Guarantor or such Material Foreign Subsidiary, as the case may be, shall be the surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor and if the transferor of such assets is a Material Foreign Subsidiary which has satisfied or is required to satisfy the requirements of Section 6.13, the transferee must either be Borrower or a Material Foreign Subsidiary which has satisfied the requirements of Section 6.13. Upon the Disposition of all of its assets in accordance with this clause (b), a Subsidiary may be dissolved or wound up.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04; and

(f) Dispositions of property by Borrower or any Guarantor to any Subsidiary of Borrower; provided, that the fair market value of all such property may not exceed $50,000,000 in the aggregate from the Closing Date through and including the Maturity Date;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom on a pro forma basis:

(a) each Subsidiary may make Restricted Payments to Borrower, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it (i) from former employees, officers, directors, consultants or any other Persons who performed services for Borrower or such Subsidiary in connection with the cessation of such employment or services or (ii) with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower, any Guarantor or any Material Foreign Subsidiary which has satisfied the requirements of Section 6.13 or between or among any of the foregoing Persons, in each case not involving any other Affiliate of Borrower. For purposes of this Section 7.08 (and only for purposes of this Section 7.08), the term “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after written notice from Agent, any other amount due and payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.12 or 6.13 or Article VII of this Agreement; or

(c) Other Specific Covenants. Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.02(b), 6.05 or 6.10 of this Agreement and such failure continues for 10 days after the earlier of (i) any Loan Party (or any officer or agent thereof) becomes aware of such failure or (ii) notice by Agent or any other Lender to Borrower of such failure; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above or any other provision of this Section 8.01) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) any Loan Party (or any officer or agent thereof) becomes aware of such failure or (ii) notice by Agent or any other Lender to Borrower of such failure; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(f) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(l) Change of Control. There occurs any Change of Control; or

(m) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal interest and L/C Fees) payable to Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. ADMINISTRATIVE AGENT.

9.01 Appointment and Authorization of Administrative Agent. Each of the Lenders and the L/C issuer hereby irrevocably appoints Comerica Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the L/C issuer hereby irrevocably appoints Bank of America to act on its behalf as Documentation Agent hereunder and under the other Loan Documents and authorizes Documentation Agent to take such actions on its behalf and to exercise such powers as are delegated to Documentation Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the L/C issuer hereby irrevocably appoints Comerica Bank to act on its behalf as Syndication Agent hereunder and under the other Loan Documents and authorizes Syndication Agent to take such actions on its behalf and to exercise such powers as are delegated to Syndication Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, Documentation Agent, Syndication Agent, Lenders and L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(d) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower, a Lender or L/C Issuer. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.04 Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, Syndication Agent, Documentation Agent, a Lender or L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer and Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guaranty Matters. Each Lender and L/C Issuer hereby irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Agent at any time, each Lender and L/C Issuer will confirm in writing Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Collateral Matters. (a) Each Lender and L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender and L/C Issuer. Each Lender and L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and L/C Issuer. Agent is hereby authorized (but not obligated) on behalf of all of Lenders and L/C Issuer, without the necessity of any notice to or further consent from any Lender or L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Lender and the L/C issuer hereby irrevocably authorize Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender and L/C Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.

(c) Subject to clause (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and L/C Issuer , to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders and L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by

Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender, L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders or L/C Issuer.

(e) Each Lender and L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 10.04(f), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (or mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.10 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h) release any Guarantor from the Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Documents, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Agent, or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 ; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or, if identified therein, on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, Agent and L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Agent and L/C Issuer. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent. L/C Issuer and Lenders. Agent, L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver; Syndication. (a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent, Syndication Agent, Documentation Agent and their respective Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for Agent, Syndication Agent, and Documentation Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by Agent, Syndication Agent, Documentation Agent, any Lender or L/C Issuer (including the fees, charges and disbursements of any counsel for Agent, Syndication Agent, Documentation Agent, any Lender or L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), Syndication Agent (and any sub-agent thereof), Documentation Agent (and any sub-agent thereof), each Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), Syndication Agent (or any sub-agent), Documentation Agent (or any sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), Syndication Agent (or any sub-agent), Documentation Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, no Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Syndication. In connection with the syndication of the credit facilities provided for herein, Syndication Agent shall be entitled to change the pricing (including, without limitation, interest rates and fees), terms and/or structure of the credit facilities provided for herein if Syndication Agent determines, in its reasonable discretion, that such changes are necessary or advisable to ensure a successful syndication of such credit facilities (provided, however, that the Aggregate Commitments will remain unchanged); and Borrower shall, at its expense, in furtherance of the foregoing, promptly execute, acknowledge and deliver such documents and do such acts and things as Syndication Agent may reasonably request in order to fully effect said syndication of the credit facilities on such terms. It is expressly understood and agreed to by Borrower that the Lenders are acting in reliance on the agreements in the foregoing sentence to enter into this Agreement and the other Loan Documents.

(g) Survival. The agreements in this Section shall survive the resignation or replacement of Agent, Syndication Agent, Documentation Agent, L/C Issuer and/or any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, L/C Issuer or any Lender, or Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by

Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery of payment. The obligations of the Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, Syndication Agent, Documentation Agent, L/C Issuer and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by Agent and L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower and L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Deemed Consent of Borrower. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.06(b)), Borrower shall be deemed to have given its consent 15 Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such 15th Business Day.

(i) Resignation as L/C Issuer. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section; and the applicable Agent, Lender and/or L/C Issuer who discloses any such Information to any such Person shall be responsible for any breach of the terms of this Section by any such Person), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. In the event Agent, Lenders and/or L/C Issuer, or any of their respective Affiliates, is required to disclose any Information pursuant to Section 10.7(b) or (c) above, they shall (so long as not prohibited from doing so by applicable Law) do the following at Borrower’s sole cost and expense: (x) promptly notify Borrower in writing prior to making any such disclosure in order to enable Borrower to endeavor to seek a protective order or other appropriate remedy from the appropriate body and (y) reasonably cooperate with Borrower in seeking such order or other remedy and, if Borrower is not successful in precluding the requesting regulatory authority or legal body from requiring the disclosure of the Information, it will furnish only that portion of the Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Information. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, the Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04 or for any Mandatory Costs, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that expressly gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to that Lender and Administrative Agent, require that Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall be required to pay to Agent the assignment fee specified in Section 10.06;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, without limitation, any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or for any Mandatory Costs or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

In addition to and notwithstanding the foregoing, no Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by that Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and/or any Event of Default exists.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN ORANGE COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF THE STATE OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Right to Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES (INCLUDING, WITHOUT LIMITATION, ANY LOAN DOCUMENT). EACH PARTY ALSO ACKNOWLEDGES THAT IT, HE OR SHE AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 Judicial Reference Provision.

(a) In the event the Waiver of Right to Trial by Jury set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c) below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement and/or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including, without limitation, whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

(d) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

(e) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(f) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(g) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(h) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to Administrative Agent or Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative

Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent in such currency, Administrative Agent agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ KEVIN T. MICHAELS
Name:	Kevin T. Michaels
Title:	CFO

COMERICA BANK., as Administrative Agent, Syndication Agent, a L/C Issuer and a Lender

By:	/s/ Gary Reagan
Name:	Gary Reagan
Title:	SVP

BANK OF AMERICA, N.A., as Documentation Agent, a L/C Issuer and a Lender

By:	/s/ Fred L. Thorne
Name:	Fred L. Thorne
Title:	Managing Director

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. Administrative Agent will, at the request of Borrower or any Lender, deliver to Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to Administrative Agent. This percentage will be certified by such Lender in its notice to Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by Administrative Agent as follows:

(a) in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b) in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

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“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by Administrative Agent or Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to Administrative Agent and Borrower the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b) any other information that Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

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9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	Administrative Agent may from time to time, after consultation with Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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SCHEDULE 2.01

COMMITMENTS AND Applicable Percentages

Lender	Commitment	Applicable Percentage
Comerica Bank	$45,000,000	60%
Bank of America, N.A.	$30,000,000	40%

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

Attention:	Addo Barrows
Fax:	(714) 466-5810

COMERICA BANK:

Administrative Agent’s Office

(for payments and requests for Credit Extensions):

Comerica Bank, as Administrative Agent

One Detroit Center

500 Woodward Ave.

9th Floor, MC 3289

Detroit, MI 48226

Attention:	Corporate Finance
Telephone:	(313) 222-3514
Fax:	(313) 222-9434

L/C Issuer Office

Comerica Bank

International Trade Services - So. Calif.

2321 Rosecrans Avenue, 5th floor

El Segundo, CA 90245

Attention:	Letters of Credit Manager
Telephone:	(310) 297-2840
Fax:	(310) 297-2890

BANK OF AMERICA, N.A.:

Lender Office

Bank of America, N.A.

2001 Clayton Rd., Bldg B

Concord, CA 94520

Attention:	Eden Booker
Telephone:	(925) 675-8398
Fax:	(888) 969-2637

L/C Issuer Office

Bank of America, N.A.

600 Montgomery St. (CA5-801-13-09)

San Francisco, CA 94111

Attention:	Gladys Rebori
Telephone:	(415) 627-2144
Fax:	(415) 627-2370